UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2014
_______

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor New York, NY (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code: (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2014, Genco Shipping & Trading Limited (the “Company”) and certain of its subsidiaries entered into a Restructuring Support Agreement (the “Support Agreement”) with certain lenders (the “Supporting Lenders”) under each of (i) the Credit Agreement, dated as of July 20, 2007 (as amended to date), by and among the Company as borrower, the banks and other financial institutions named therein as lenders, Wilmington Trust, N.A., as successor administrative and collateral agent, and the other parties thereto (as amended, the “2007 Facility”); (ii) the Loan Agreement, dated as of August 20, 2010 (as amended to date), by and among the Company as borrower, Genco Aquitane Limited and the other subsidiaries of the Company named therein as guarantors, the banks and financial institutions named therein as lenders, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft, Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, Skandinaviska Enskilda Banken AB (publ) as swap providers, and Deutsche Bank Luxembourg S.A. as agent for the lenders and the assignee (as amended, the “$253 Million Facility”); and (iii) the Loan Agreement, dated as of August 12, 2010 (as amended to date), by and among the Company as borrower, Genco Ocean Limited and the other subsidiaries of the Company named therein as guarantors, the banks and financial institutions named therein as lenders, and Credit Agricole Corporate and Investment Bank as agent and security trustee (as amended, the “$100 Million Facility” and, together with the 2007 Facility and the $253 Million Facility, collectively the “Prepetition Senior Facilities”) as well as certain holders (the “Supporting Noteholders” and, together with the Supporting Lenders, the “Supporting Creditors”) of the Company’s 5.00% Convertible Senior Notes due August 15, 2015 (the “Convertible Notes”).

The Support Agreement provides, subject to its terms and conditions, among other things:

•	the Supporting Creditors agree (i) to timely vote to accept the proposed plan of reorganization (the “Plan”) contemplated by the Support Agreement, (ii) support approval of the disclosure statement (the “Disclosure Statement”) in respect of the Plan and the cash collateral order (the “Cash Collateral Order”) contemplated under the Support Agreement; (iii) neither join in nor support any objection to the Disclosure Statement, the Cash Collateral Order, the solicitation procedures, or the Plan, or otherwise commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by Genco in connection with the confirmation of the Plan; and use commercially reasonable efforts to support, consent, and take other actions in connection with the Company’s restructuring contemplated under the Support Agreement (the “Restructuring”) and the Chapter 11 Case (as defined below).

•	the Company agrees (i) to support and use commercially reasonable efforts to complete the Restructuring and all transactions contemplated under the Support Agreement in accordance with certain milestones, take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under the Support Agreement, including, without limitation, those set forth in the Restructuring Term Sheet (the “Term Sheet”) and, once filed, the Plan; and obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring; and (ii) to take no action inconsistent with the Support Agreement or that would unreasonably delay approval of the Disclosure Statement, the Cash Collateral Order, or the solicitation procedures, or confirmation of the Plan; including soliciting an alternative transaction.

The Support Agreement is subject to termination in respect of the obligations of the Company and the Supporting Creditors in respect of a particular credit facility or the indenture for the Convertible Notes (a “Debt Instrument”) by the mutual written agreement of the Company and Supporting Creditors holding more than 66 2/3% in amount of the principal outstanding under such Debt Instrument (“Required Supporting Creditors”). The Support Agreement is subject to termination in a number of other circumstances, including, without limitation:

•	by the Company following the occurrence of any of the events specified in the Support Agreement, including: (i) any Supporting Creditors’ material breach of its obligations under the Support Agreement that would reasonably be expected to have a material adverse impact on confirmation of the Plan and that remains uncured for the specified period; (ii) the Company’s board of directors determining, in good faith and upon the advice of its advisors, in its sole discretion, that (A) continued pursuit of the Restructuring is inconsistent with its fiduciary duties or (B) having received an unsolicited proposal or offer for an alternative transaction, that such alternative transaction is likely to be more favorable than the Restructuring and that continued support of the Restructuring pursuant to this Agreement would be inconsistent with its fiduciary obligations; or (iii) the issuance by any governmental authority of an injunction, judgment, decree or similar ruling or order preventing consummation of a material portion of the restructuring; or

•	with respect to the obligations of the Company and the Supporting Creditors in respect of a particular Debt Instrument, upon the occurrence of any of the events specified in the Support Agreement, including: (i) the “Definitive Documents” (as defined in the Term Sheet) filed by the Company include terms that are inconsistent with the Term Sheet; (ii) the filing by the Company of any motion for relief seeking certain specified actions; (iii) the entry by the Bankruptcy Court of certain specified orders; (iv) the Company’s material breach of its obligations under the Support Agreement that remains uncured for the specified period; (v) the Company’s failure to meet the milestones under the Support Agreement; (vi) the Company’s loss of the exclusive right to file or solicit acceptance of a chapter 11 plan; (vii) a termination event under the Cash Collateral order; or (viii) the issuance of an order, not subject to a stay of effectiveness pending appeal, by any court of competent jurisdiction or other governmental authority making illegal or restricting or preventing the restructuring in a manner that cannot be reasonably remedied by the Company.

As set forth in the Term Sheet, the Plan would entail, among other things:

•	a $100.0 million rights offering for 8.7% of the pro forma equity in reorganized Genco (the “New Genco Equity”), subject to dilution by the New Genco Warrants (defined below) and the MIP Warrants (defined below). Eligible 2007 Facility lenders will have the right to participate in up to 80% of the rights offering, which portion will be backstopped by supporting 2007 Facility lenders, and eligible holders of Convertible

Notes will have the right to participate in up to 20% of the rights offering, which portion will be backstopped by the supporting noteholders;

•	conversion of the full 2007 Facility into 81.1% of the New Genco Equity, subject to dilution by the New Genco Warrants and the MIP Warrants;

•	replacing the $253 Million Facility and $100 Million Facility with new senior secured credit facilities or amending the facilities to provide for extended maturity dates through August 2019 and certain other covenant modifications;

•	payment of the claim under the Company’s outstanding swap in full through mutually acceptable treatment or other treatment consistent with the Bankruptcy Code;

•	the unimpairment of all general unsecured creditors’ claims under section 1124 of the Bankruptcy Code;

•	the conversion of the Convertible Note claims into 8.4% of the New Genco Equity, subject to dilution by the New Genco Warrants and the MIP Warrants;

•	the cancellation of all equity interests in the Company, with such equity interests receiving seven year warrants for 6.0% of the New Genco Equity struck at a $1,295 million equity valuation (the “New Genco Warrants”).

•	The establishment of a management equity incentive plan (the “MIP”) pursuant to which the directors, officers, and other management of reorganized Genco will receive the following: (i) 1.8% of the shares of the New Genco Equity, subject to dilution by warrants, (ii) the following three tiers of warrants (the “MIP Warrants”): (a) six-year warrants struck at a $1,618 million plan equity value representing 3.5% of the New Genco Equity, (b) six-year warrants struck at a $1,810 million plan equity value representing 3.5% of the New Genco Equity, and (c) six-year warrants struck at a $2,195 million equity value, representing 5.0% of the New Genco Equity. The MIP will vest over three years in equal proportions. The MIP Warrants will be exercisable on a cashless basis, and will be subject to dilution by the exercise of subsequent tranches of warrants.

The Support Agreement provides for a termination fee of $26.5 million payable to Supporting Lenders under the 2007 Facility and Supporting Noteholders if the Support Agreement is terminated under certain circumstances and the Company consummates an alternative transaction.

The Support Agreement contemplates that the Plan will be implemented through a voluntary bankruptcy case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Support Agreement also provides for the agreement of the Company and the Supporting Creditors to a form of Cash Collateral Order, under which the use of cash collateral of the Company’s creditors will be permitted during the Chapter 11 Case for working capital purposes, other general corporate purposes, and costs and expenses of the Chapter 11 Case, in each instance in accordance with a budget to be determined.

Item 7.01. Regulation FD Disclosure.

Disclosure of Certain Information

The Company does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with discussions regarding a potential restructuring (a “Potential Restructuring”), the Company’s management provided unaudited financial projections to certain third parties that entered into non-disclosure agreements with the Company, including certain holders of the Company’s Convertible Notes and lenders of the Company and their respective advisors and representatives, as well as other potential lenders. The accompanying unaudited financial projections were not prepared with a view toward public disclosure or with a view toward complying with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the published guidelines of the Securities and Exchange Commission (“SEC”) regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Financial projections of the type summarized below are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. These unaudited financial projections are not fact and should not be relied upon as being indicative of future results which could differ materially from actual performance and results.

The unaudited financial projections of the Company included in this Form 8-K have been prepared by, and are the responsibility of, the Company’s management. The Company’s independent accountants have not compiled, examined, or performed any procedures with respect to the unaudited financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections. Furthermore, the unaudited financial projections:

•	except as otherwise indicated, were prepared in early March 2014;

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of the Company and may not prove to be accurate;

•	do not necessarily reflect current estimates or assumptions Company management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the financial projections will be achieved.

The unaudited financial projections summarized below were prepared solely for internal use in connection with discussions with certain lenders and noteholders of the Company regarding a Potential Restructuring, and are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited financial projections reflect numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. Further, since the unaudited financial projections cover multiple years, such information by its nature becomes less predictive and less reliable with each successive year. As a result, there can be no assurance that the assumptions made in preparing the projections summarized below will prove accurate and that the projected results will be realized, or that actual results would not significantly vary from projected results.

Except as otherwise noted, the unaudited financial projections summarized below do not necessarily take into account any circumstances or events occurring after the date they were prepared. Except as may be required in the Chapter 11 Case, the Company does not intend to update or revise any of the financial projections included herein to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of any particular events. The unaudited financial projections are forward-looking statements.

Readers of this Form 8-K are cautioned not to rely on the unaudited financial projections set forth herein and are urged to review the Company’s most recent SEC filings for additional information on factors which may cause the Company’s future financial results to materially vary from the unaudited financial projections. In addition, such readers are also urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2012 and the quarter ended September 30, 2013. None of the unaudited financial projections should be viewed as a representation by the Company or any of its advisors or representatives that the projections or forecasts reflected therein will be achieved. The inclusion of the unaudited financial projections in this Form 8-K should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results nor construed as financial guidance, and they should not be relied on as such.

Cash Flow Projections:

The following tables set forth certain cash flow projections of the Company as of March 2, 2014.

$ in millions
	2014	2015	2016	2017

Net Voyage Revenues	$232.0	$302.4	$215.7	$197.6
Service Revenue	8.4	9.5	8.9	8.8
Cash Revenues	$240.4	$312.0	$224.6	$206.3
Vessel Operating Expenses	$(101.7)	$(103.7)	$(107.0)	$(112.4)
Cash G&A	(18.2)	(18.6)	(19.0)	(19.3)
Technical Management Fees	(6.9)	(6.9)	(7.0)	(7.2)
Cash EBITDA	$113.7	$182.8	$91.6	$67.4
Drydock Expense	$(15.5)	$(11.7)	$(22.6)	$(17.9)
Purchase of Vessels (pre-financing)	–	–	(30.0)	(90.0)
Taxes	(2.2)	(2.6)	(2.3)	(2.2)
Unlevered Free Cash Flow	$96.0	$168.5	$36.7	$(42.8)

The primary operating assumptions for the Company’s projections include the following:

•	The Company’s projections for revenues for 2014-2015 were estimated based on research rate estimates of equity research analysts from prominent institutions that cover the shipping sector. Management uses the average of the “bottom half” of such estimates, consistent with management’s historical methodology. The Company’s projections for revenues for 2016-2017 were estimated based on Marsoft’s base case Baltic Index projections as of the first quarter of 2014 (vessel valuations used by the Company came from a source other than Marsoft). The Company’s projections for fleet utilization were based on the assumption that vessels not otherwise scheduled to be in drydock are utilized 98% of the time, which takes into account unplanned off-hire due to maintenance, repairs and repositioning. The Company’s projections for spot revenues were also based on the application of an adjustment factor to the gross spot rate earned by each vessel to account for differences in size, age and condition of the vessels. In addition, the Company’s projections for the spot revenues of Handymax vessels were based on the assumption that Handymax vessels earn 90% of the rate of Supramax vessels (which is based on historical revenues and accounts for the smaller size of the Handymax vessels in comparison to the Supramax vessels).

•	The Company’s projections for commissions were estimated based on historical and industry standard rates of 5.0%.

•	The Company’s projections for service revenue were estimated based on continued service revenue from Baltic Trading Limited (“Baltic Trading”) and Maritime Equity Partners LLC (“MEP”) throughout the projection period.

•	The Company’s projections for vessel operating expenses were estimated based on historical operating expenses per vessel class and management’s view of continued cost-efficient operations, and assume inflation of 2.0% per year. The assumed operating expense per vessel per day was $6,000 for Capesize vessels, $5,300 for Panamax vessels, $5,200 for Supramax vessels, $5,000 for Handymax vessels, and $4,900 for Handysize vessels.

•	The Company’s projections for cash general and administrative expenses were estimated based on historical general and administrative expenses and management’s view of continued lean operations, and exclude the Company’s projections for non-cash expenses.

•	The Company’s projections for drydock expenses were projected vessel-by-vessel based on each ship’s last drydock, currently scheduled drydock and age (and includes the future installation of the ballast water treatment systems during each vessel’s first drydock after January 1, 2016 at an estimated cost of $950,000 per Capesize vessel, $800,000 per Panamax vessel, $750,000 per Supramax vessel, $700,000 per Handymax vessel, and $650,000 per Handysize vessel).

•	The Company’s projections for purchase of vessels (pre-financing) was estimated based on an illustrative fleet renewal program, pursuant to which the Company projected purchasing comparable re-sale vessels whenever a currently owned vessel reaches its 20th birthday. The Company estimates that 4 vessels currently fall under this category. No vessels are currently projected to be scrapped as no vessel will reach its 25th birthday during the projection period.

•	The Company’s projections for taxes were estimated based on the income from the service revenues described above.

•	The Company’s projections for technical management fees were based on management’s budget and current arrangements with third-party independent managers. Technical management fees are fees paid to independent technical managers in exchange for technical management to the

Company’s fleet, which involves the day-to-day management of vessels, including performing routine maintenance, attending to vessel operations and arranging for crews and supplies.

•	The Company’s projections with respect to the equity investment, restructuring fees, interest on the $253 Million Facility, $100 Million Facility, 2007 Credit Facility, assume the consummation of the transactions contemplated by the Support Agreement and the Plan. The Company’s projections regarding amortization with respect to the $253 Million Facility and $100 Million Facility assume the current amortization rates for those facilities.

The Company estimated that unencumbered assets would be $28.4 million as of March 31, 2014. The Company estimated that as of March 31, 2014, the principal balance of the Convertible Notes would be $125.0 million and that accrued interest on the Convertible Notes through March 31, 2014 would be $3.9 million. Subsequently, on March 20, 2014, the Company had made an interest payment of approximately $3.1 million on the Convertible Notes. The Company estimated that swap liability as of March 31, 2014 would be $6.8 million, and that the aggregate of other general unsecured claims would be $10.0 million.

Based on previous appraisals of the Company’s vessels of $1,124.8 million as of January 1, 2014 the Company estimated that the pre-reorganization asset value of the Company would be equal to $1,277.8 million. The Company projected that the post-reorganization asset value of the Company would be $1,377.8 million.

On March 10, 2014, the Company requested updated vessel appraisals from two independent sources. On March 11, 2014 and March 12, 2014, the Company received preliminary appraisals for each of its 53 vessels. The average of the two sources’ appraisals for the fleet was $1,244.6 million.

In materials presented to certain of the Company’s creditors in early April, the Company estimated that, in the transactions contemplated under the Support Agreement without giving effect to dilution from primary equity or warrants under the MIP and consideration to current equity holders, the holders of indebtedness under the 2007 Credit Facility would receive 89.7% of the primary equity in the reorganized Company and a 96.1% recovery on their claims, while holders of the Convertible Notes would receive 10.3% of such primary equity and an 85.0% recovery on their claims. After additionally taking into account the distribution of primary equity under the MIP, the Company estimated that holders of indebtedness under the 2007 Credit Facility would receive 88.1% of the primary equity in the reorganized Company and a 94.2% recovery on their claims, holders of the Convertible Notes would receive 10.1% of such primary equity and an 83.2% recovery on their claims, and management would receive 1.8% of such primary equity. The foregoing amounts assume conversion of debt into equity as well as participation in the rights offering.

The information set forth under Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Non-GAAP Financial Measures

This Form 8-K, in addition to containing results that are determined in accordance with U.S. GAAP, contains certain forward-looking non-GAAP financial measures. The Company has not provided a reconciliation of the forward-looking non-GAAP financial measures included in this Form 8-K to the directly comparable GAAP measures because, due primarily to variability and difficulty in making accurate forecasts and projections, not all of the information necessary to forecast and quantify the exact amount of the items excluded from the non-GAAP financial measures that will be included in the comparable GAAP financial measures is available to the Company without unreasonable efforts.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations and include factors that could cause actual results to differ materially such as: the Company’s ability to borrow under the credit facilities; the Company’s ability to timely and effectively implement and execute its plans to restructure its capital structure; the Company’s ability to arrange and consummate financing or sale transactions or to access capital; the extent to which the Company’s operating results continue to be affected by weakness in market conditions and charter rates; whether the Company is able to generate sufficient cash flows to meet its liquidity needs, service its indebtedness and finance the ongoing obligations of its business; the Company’s ability to continue as a going concern; the Company’s ability to obtain bankruptcy court approval with respect to motions in the Chapter 11 Case; the Company’s ability to prosecute, develop and consummate the Plan with respect to the Chapter 11 Case; the effects of the Bankruptcy Court rulings in the Chapter 11 Case and the outcome of the case in general; the length of time the Company will operate under the Chapter 11 Case; the pursuit by the Company’s various creditors, equity holders and other constituents of their interests in the Chapter 11 Case; risks associated with third party motions in the Chapter 11 Case, which may interfere with the ability to develop and consummate one or more plans of reorganization once such plans are developed; the potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations; the effects of changes in the Company’s credit ratings; the occurrence of any event, change or other circumstance that could give rise to the termination of any restructuring agreement or equity commitment letter in connection with the Company’s restructuring; increased administrative and restructuring costs related to the Chapter 11 Case; the Company’s ability to meet current operating needs, including the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers and service providers and to retain key executives, managers and employees and other factors listed from time to time in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings on Form 10-Q and Form 8-K.

Nothing in this Current Report on Form 8-K shall constitute a solicitation of any holders of any of our indebtedness or our securities with respect to the matters contemplated in the Support Agreement or an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities of the Company.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Restructuring Support Agreement by and among Genco Shipping & Trading Limited, certain of its subsidiaries named therein, certain lenders under its 2007 Facility, its $253 Million Facility, and its $100 Million Facility, and certain holders of the Convertible Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: April 3, 2014

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restructuring Support Agreement by and among Genco Shipping & Trading Limited, certain of its subsidiaries named therein, certain lenders under its 2007 Facility, its $253 Million Facility, and its $100 Million Facility, and certain holders of the Convertible Notes.